Exhibit 10.1

Amendment
to the
Amended and Restated
Akorn, Inc. 2003 Stock Option Plan

This Amendment to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan, as previously amended (the “Plan”), is dated as of December 29, 2011, and hereby amends and revises the first sentence of Section 4.1 of the Plan to read as follows:

“Subject to the provisions of this Article 4 and Article 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 19,000,000, of which the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the plan shall be 300,000.”

Except as otherwise specifically modified by this Amendment, all terms and provisions of the Plan shall remain in full force and effect.

Akorn, Inc.

By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer